Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

FOR IMMEDIATE RELEASE
Company Contact
August 10, 2017	Jacqueline E. Burwitz
Vice President,
Investor Relations
314-985-2169

ENERGIZER HOLDINGS, INC. APPOINTS TIMOTHY GORMAN

AS CHIEF FINANCIAL OFFICER

ST. LOUIS, MO August 10, 2017 — Energizer Holdings, Inc. (NYSE: ENR) today announced that the company has appointed Timothy Gorman as Executive Vice President and Chief Financial Officer, effective immediately.

Since June, Mr. Gorman has served as Energizer’s interim Chief Financial Officer. Prior to serving in that role, Mr. Gorman was Energizer’s Vice President and Controller, Chief Accounting Officer.

“Following an extensive search for a Chief Financial Officer, Tim Gorman was the clear choice,” said Alan Hoskins, Chief Executive Officer. “Tim brings significant financial expertise and public company experience to the role. The Board of Directors and I believe that Tim is the right person to continue Energizer’s track record of strong financial performance.”

Mr. Gorman had served as Vice President and Controller, Chief Accounting Officer of Energizer since September 2014. Prior to that, he served as Senior Vice President & Controller of PepsiAmericas, Inc. After his tenure at PepsiAmericas, Inc., Mr. Gorman served as an independent financial consultant. During his tenure at PepsiAmericas, Inc. (previously known as Whitman Corporation), Mr. Gorman served in a number of finance roles of increasing responsibility, including Vice President, Planning and Reporting and Assistant Controller.

About Energizer Holdings, Inc.:

Energizer Holdings, Inc. (NYSE: ENR), headquartered in St. Louis, MO, is one of the world’s largest manufacturers of primary batteries and portable lighting products and is anchored by its two globally recognized brands Energizer® and Eveready®. Energizer is also a leading designer and marketer of automotive fragrance and appearance products from recognized brands such as Refresh Your Car!®, California Scents®, Driven®, Bahama & Co.®, LEXOL® and Eagle One®.

As a global branded distributor of consumer products, our mission is to lead the charge to deliver value to our customers and consumers better than anyone else. Visit www.energizerholdings.com for more details.